Exhibit 99.1

MATERION CORPORATION REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER DIVIDEND

MAYFIELD HEIGHTS, Ohio - October 27, 2016 - Materion Corporation (NYSE:MTRN) today reported third quarter 2016 financial results.

▪	Net sales for the third quarter of 2016 were $249.6 million compared to $244.4 million for the third quarter of 2015.

▪	Third quarter 2016 value-added sales were $157.0 million, up 5% from third quarter 2015 value-added sales of $148.8 million.

▪	Third quarter 2016 earnings were $0.40 per share, diluted, up 11% as compared to third quarter 2015 earnings of $0.36 per share, diluted.

▪	Third quarter 2016 adjusted earnings were $0.46 per share, diluted, up 7% from third quarter 2015 adjusted earnings of $0.43 per share, diluted.

▪	The Company is confirming its 2016 annual earnings guidance.

THIRD QUARTER 2016 RESULTS

Net sales for the third quarter of 2016 were $249.6 million, compared to net sales of $244.4 million in the third quarter of 2015. Value-added sales were $157.0 million in the third quarter of 2016, up 5% from the third quarter of 2015 value-added sales of $148.8 million.

The growth in value-added sales in the third quarter of 2016 compared to the third quarter of 2015 was primarily due to stronger demand from customers in the consumer electronics, science and telecommunications infrastructure end markets and higher raw material beryllium hydroxide sales. Following two consecutive quarters without sales of raw material beryllium hydroxide, we recorded a sale in the third quarter of 2016. Our pipeline of new products accounted for 16% of valued-added sales in the third quarter of 2016, compared to 11% in the same period last year.

Net income for the third quarter of 2016 was $8.1 million, or $0.40 per share, diluted. This compares to net income of $7.4 million for the third quarter of 2015 or $0.36 per share, diluted. Adjusted earnings for the third quarter of 2016, which exclude due diligence costs for active acquisition targets and a litigation settlement, were $0.46 per share, diluted, up 7% from the third quarter of 2015 adjusted earnings of $0.43 per share, diluted.

For the first nine months of 2016, net sales were $734.9 million compared to net sales of $811.2 million for the same period last year. Value-added sales for the first nine months of 2016 were $454.8 million, compared to $473.8 million for the same period last year. The 4% year-over-year decline in value-added sales is primarily reflective of the lower year-to-date sales into the industrial components end market and reduced sales of raw material beryllium hydroxide, only partially offset by strength in sales into the defense end market.

Year-to-date net income was $19.0 million or $0.94 per share, diluted, as compared to $25.4 million or $1.24 per share, diluted, in the comparable period of the prior year. Excluding special items in both periods, adjusted earnings for the first nine months of 2016 were $20.9 million, or $1.03 per share, diluted, as compared to $25.4 million, or $1.24 per share, diluted, for the same period last year. The $4.5 million decrease in year-to-date adjusted earnings is driven by the lack of foreign exchange hedge gains as realized in 2015, and the absence of raw material beryllium hydroxide sales in the first half of 2016.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “I am pleased with the sequential improvement in value-added sales and earnings we have experienced in the second and third quarters of 2016 despite a difficult global economic environment. New product sales contributed to consolidated top line growth and profit margin expansion in each of our three businesses. We remain committed to our long-term strategy of driving growth with highly differentiated products and innovative technologies.”

BUSINESS SEGMENT REPORTING

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the third quarter of 2016 were $103.7 million compared to net sales of $93.6 million in the third quarter of 2015. Value-added sales were $87.2 million in the third quarter of 2016, up 10% compared to $79.6 million in the third quarter of 2015. Value-added sales in the third quarter of 2016 included a $7.6 million sale of raw material beryllium hydroxide. Product sales, which exclude raw material beryllium hydroxide sales in both quarters, grew 6% when comparing the third quarter of 2016 with the prior year period. This growth was driven by new product connector material in the consumer electronics end market which more than offset declines in the industrial components and defense end markets.

Operating profit for the third quarter of 2016 was $4.4 million, compared to $4.5 million for the same period last year. The year-over-year operating profit comparison was negatively impacted by a $1.4 million foreign exchange hedge gain in the third quarter of 2015. Operating profit sequentially increased by $4.2 million from the $0.2 million recorded in the second quarter of 2016. The sequential improvement is a result of the higher sales and a more favorable product mix. Operating profit as a percent of value-added sales improved sequentially from breakeven in the second quarter of 2016 to 5% of value-added sales in the third quarter of 2016.

Advanced Materials

Advanced Materials’ net sales for the third quarter of 2016 were $107.2 million, which compares to third quarter 2015 net sales of $113.6 million. Value-added sales for the third quarter of 2016 were $46.0 million, up 3% compared to the third quarter of 2015 value-added sales of $44.5 million. The increase in value-added sales year-over-year was primarily driven by 5% growth in sales into the segment’s largest end market, consumer electronics.

Operating profit for the third quarter of 2016 was $8.3 million, up 19% compared to operating profit of $7.0 million in the third quarter of 2015. Operating profit as a percent of value-added sales in the third quarter of 2016 was 18%, up approximately 200 basis points, from the third quarter of 2015. The year-over-year improvement is primarily due to favorable product mix and improved manufacturing yields.

Other

The Other segment includes the operating results of the Precision Coatings group and unallocated corporate costs.

Within the Other segment, Precision Coatings’ net sales for the third quarter of 2016 were $38.7 million, which compares to net sales of $37.2 million for the third quarter of 2015. Value-added sales for the third quarter of 2016 were $25.8 million, compared to value-added sales of $25.7 million for the same period of 2015.

Precision Coatings’ operating profit for the third quarter of 2016 was $3.4 million, compared to $2.3 million recorded in the same period last year. Adjusted operating profit for the third quarter 2015 was $3.6 million excluding severance and other cost reduction actions. Operating profit as a percent of value-added sales was 13% in the third quarter of 2016, improving 400 basis points sequentially above the second quarter of 2016 and maintaining the year-to-date profitability of this segment at 13% of value-added sales.

OUTLOOK

The third quarter 2016 consolidated financial results were slightly above management expectations partially due to the timing of raw material beryllium hydroxide shipments and improved product mix. Operating profit margins improved sequentially in the third quarter of 2016 in each of the Company’s three segments.

Global macroeconomic indicators remain fairly weak, and it is anticipated that demand will remain soft for the remainder of the year. Given these conditions, the Company is affirming its previously announced full-year 2016 adjusted earnings guidance of $1.30 to $1.40 per share, diluted.

Adjusted Earnings Guidance

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and other litigation claims, legacy environmental costs, merger and acquisition costs, certain income tax items, or other non-routine costs that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year included in the this section of the earnings release to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

DIVIDEND

Today the Company announced the declaration of its fourth quarter dividend of $0.095 per share payable on November 24, 2016 to shareholders of record on November 10, 2016.

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, October 27, 2016. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 11, 2016 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13646413. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2016;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, defense, telecommunications infrastructure, energy, commercial aerospace and science;

▪	Our ability to successfully complete negotiations with our largest raw material beryllium hydroxide customer regarding its long-term supply of beryllium;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses; and

▪	The risk factors as set forth in Part 1, Item 1A of our Form 10-K for the year ended December 31, 2015.
Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:
Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com

Mayfield

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In thousands except per share amounts)	Sept. 30, 2016	Oct. 2, 2015	Sept. 30, 2016	Oct. 2, 2015
Net sales	$249,619	$244,354	$734,906	$811,233
Cost of sales	198,864	200,351	595,488	663,548
Gross margin	50,755	44,003	139,418	147,685
Selling, general, and administrative expense	34,177	29,051	97,101	101,578
Research and development expense	3,237	2,501	9,860	9,435
Other — net	3,190	1,590	8,997	(532)
Operating profit	10,151	10,861	23,460	37,204
Interest expense — net	490	586	1,417	1,893
Income before income taxes	9,661	10,275	22,043	35,311
Income tax expense	1,616	2,883	3,081	9,868
Net income	$8,045	$7,392	$18,962	$25,443
Basic earnings per share:
Net income per share of common stock	$0.40	$0.37	$0.95	$1.26
Diluted earnings per share:
Net income per share of common stock	$0.40	$0.36	$0.94	$1.24
Cash dividends per share	$0.095	$0.090	$0.280	$0.265
Weighted-average number of shares of common stock outstanding:
Basic	19,957	20,087	19,996	20,128
Diluted	20,192	20,383	20,209	20,458

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	Sept. 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$15,806	$24,236
Accounts receivable	118,826	97,236
Inventories	210,213	211,820
Prepaid expenses	13,871	12,799
Total current assets	358,716	346,091
Long-term deferred income taxes	26,655	25,743
Property, plant and equipment	862,474	833,834
Less allowances for depreciation, depletion and amortization	(602,084)	(570,205)
Property, plant and equipment—net	260,390	263,629
Intangible assets	10,706	13,389
Other assets	4,925	6,716
Goodwill	86,725	86,725
Total Assets	$748,117	$742,293
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$12,803	$8,990
Accounts payable	32,941	31,888
Salaries and wages	23,637	27,494
Other liabilities and accrued items	24,275	22,035
Income taxes	3,851	2,373
Unearned revenue	1,152	3,695
Total current liabilities	98,659	96,475
Other long-term liabilities	17,893	18,435
Retirement and post-employment benefits	84,003	92,794
Unearned income	42,515	45,953
Long-term income taxes	1,179	1,293
Deferred income taxes	142	110
Long-term debt	3,776	4,276
Shareholders’ equity	499,950	482,957
Total Liabilities and Shareholders’ Equity	$748,117	$742,293

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(Thousands)	Sept. 30, 2016	Oct. 2, 2015
Cash flows from operating activities:
Net income	$18,962	$25,443
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	34,379	28,462
Amortization of deferred financing costs in interest expense	417	497
Stock-based compensation expense	2,880	4,518
(Gain) loss on sale of property, plant, and equipment	(601)	310
Deferred income tax (benefit) expense	(676)	3,841
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(19,781)	(1,583)
Decrease (increase) in inventory	3,294	9,928
Decrease (increase) in prepaid and other current assets	(956)	(1,965)
Increase (decrease) in accounts payable and accrued expenses	(2,207)	(19,299)
Increase (decrease) in unearned revenue	(2,546)	(773)
Increase (decrease) in interest and taxes payable	898	896
Increase (decrease) in long-term liabilities	(9,320)	(5,175)
Other-net	1,611	(256)
Net cash provided by operating activities	26,354	44,844
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(20,052)	(24,085)
Payments for mine development	(8,934)	(16,972)
Proceeds from sale of property, plant, and equipment	1,366	43
Net cash used in investing activities	(27,620)	(41,014)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	3,777	14,152
Proceeds from issuance of long-term debt	10,000	53,990
Repayment of long-term debt	(10,517)	(46,275)
Principal payments under capital lease obligations	(549)	(582)
Cash dividends paid	(5,601)	(5,331)
Deferred financing fees	(1,000)	—
Repurchase of common stock	(3,798)	(7,129)
Net cash (used in) provided by financing activities	(7,688)	8,825
Effects of exchange rate changes	524	(979)
Net change in cash and cash equivalents	(8,430)	11,676
Cash and cash equivalents at beginning of period	24,236	13,150
Cash and cash equivalents at end of period	$15,806	$24,826

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Third Quarter Ended						Nine Months Ended
(Millions)	Sept. 30, 2016			Oct. 2, 2015			Sept. 30, 2016			Oct. 2, 2015
Net Sales
PAC	$103.7			$93.6			$292.0			$304.5
AM	107.2			113.6			328.9			394.9
Other	38.7			37.2			114.0			111.8
PC		38.7			37.2			114.0			112.0
Corp		—			—			—			(0.2)
Total	$249.6			$244.4			$734.9			$811.2

Less: Pass-through Metal Cost
PAC	$16.5			$14.0			$43.2			$47.8
AM	61.2			69.1			193.8			251.9
Other	14.9			12.5			43.1			37.7
PC		12.9			11.5			38.5			36.6
Corp		2.0			1.0			4.6			1.1
Total	$92.6			$95.6			$280.1			$337.4

Value-added Sales (non-GAAP)
PAC	$87.2			$79.6			$248.8			$256.7
AM	46.0			44.5			135.1			143.0
Other	23.8			24.7			70.9			74.1
PC		25.8			25.7			75.5			75.4
Corp		(2.0)			(1.0)			(4.6)			(1.3)
Total	$157.0			$148.8			$454.8			$473.8

Gross Margin			% of VA			% of VA			% of VA			% of VA
PAC	$20.6		24%	$18.0		23%	$54.6		22%	$66.7		26%
AM	20.0		43%	17.1		38%	54.9		41%	56.6		40%
Other	10.2		—	8.9		—	29.9		—	24.4		—
PC		10.7	41%		9.2	36%		30.2	40%		25.0	33%
Corp		(0.5)	—		(0.3)	—		(0.3)	—		(0.6)	—
Total	$50.8		32%	$44.0		30%	$139.4		31%	$147.7		31%

Operating Profit			% of VA			% of VA			% of VA			% of VA
PAC	$4.4		5%	$4.5		6%	$6.1		2%	$20.7		8%
AM	8.3		18%	7.0		16%	20.8		15%	23.3		16%
Other	(2.5)		—	(0.6)		—	(3.4)		—	(6.8)		—
PC		3.4	13%		2.3	9%		9.8	13%		4.5	6%
Corp		(5.9)	—		(2.9)	—		(13.2)	—		(11.3)	—
Total	$10.2		6%	$10.9		7%	$23.5		5%	$37.2		8%

	Third Quarter Ended						Nine Months Ended
(Millions)	Sept. 30, 2016			Oct. 2, 2015			Sept. 30, 2016			Oct. 2, 2015
Special Items
PAC	$—			$—			$—			$—
AM	—			—			—			—
Other	2.0			1.8			4.3			(0.3)
PC		—			1.3			—			1.3
Corp		2.0			0.5			4.3			(1.6)
Total	$2.0			$1.8			$4.3			$(0.3)

Operating Profit Excluding Special Items			% of VA			% of VA			% of VA			% of VA
PAC	$4.4		5%	$4.5		6%	$6.1		2%	$20.7		8%
AM	8.3		18%	7.0		16%	20.8		15%	23.3		16%
Other	(0.5)		—	1.2		—	0.9		—	(7.1)		—
PC		3.4	13%		3.6	14%		9.8	13%		5.8	8%
Corp		(3.9)	—		(2.4)	—		(8.9)	—		(12.9)	—
Total	$12.2		8%	$12.7		8%	$27.8		6%	$36.9		8%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales are a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(Millions except per share amounts)	Sept. 30, 2016	Oct. 2, 2015	Sept. 30, 2016	Oct. 2, 2015
GAAP as Reported
Net Sales	$249.6	$244.4	$734.9	$811.2
Gross margin	50.8	44.0	139.4	147.7
Operating profit	10.2	10.9	23.5	37.2
Net income	8.1	7.4	19.0	25.4
EPS - Diluted	$0.40	$0.36	$0.94	$1.24

Reorganization costs (benefits)
Cost of goods sold	$—	$0.6	$—	$0.6
Selling, general, and administrative expense	—	1.2	—	1.2
Other-net	—	—	—	—
Adjustment for Special Items
Cost of sales	$—	$—	$—	$—
Selling, general, and administrative expense	1.7	—	3.6	1.7
Other-net	0.3	—	0.7	(3.8)
Total special items	$2.0	$1.8	$4.3	$(0.3)
Special items - net of tax	$1.3	$1.3	$2.8	$(0.2)
Tax Special Item	$—	$—	$(0.9)	$0.2

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$157.0	$148.8	$454.8	$473.8
Gross margin	50.8	44.6	139.4	148.3
Gross margin % of VA	32.4%	30.0%	30.7%	31.3%
Operating profit	12.2	12.7	27.8	36.9
Operating profit % of VA	7.8%	8.5%	6.1%	7.8%
Net income	9.4	8.7	20.9	25.4
EPS - Diluted	$0.46	$0.43	$1.03	$1.24

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted the results for certain special items such as insurance and other litigation claims, legacy environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Third Quarter Ended			Nine Months Ended
(Millions)	Sept. 30, 2016	Oct. 2, 2015	% Change	Sept. 30, 2016	Oct. 2, 2015	% Change
Materion Corporation
Consumer Electronics	$45.5	$38.3	18.8%	$127.2	$125.4	1.4%
Industrial Components	21.2	25.3	(16.2)%	66.4	73.8	(10.0)%
Medical	18.5	18.6	(0.5)%	54.3	54.0	0.6%
Automotive Electronics	12.4	13.3	(6.8)%	38.7	43.3	(10.6)%
Defense	12.0	13.0	(7.7)%	41.3	34.1	21.1%
Telecom Infrastructure	9.2	8.2	12.2%	28.0	27.9	0.4%
Energy	8.1	8.0	1.3%	24.5	29.5	(16.9)%
Other	30.1	24.1	24.9%	74.4	85.8	(13.3)%
Total	$157.0	$148.8	5.5%	$454.8	$473.8	(4.0)%
Performance Alloy and Composites
Consumer Electronics	$19.0	$13.7	38.7%	$50.3	$46.1	9.1%
Industrial Components	14.6	19.6	(25.5)%	47.0	55.1	(14.7)%
Medical	2.2	1.1	100.0%	5.8	4.6	26.1%
Automotive Electronics	11.7	12.5	(6.4)%	36.6	40.1	(8.7)%
Defense	7.0	8.4	(16.7)%	26.3	20.2	30.2%
Telecom Infrastructure	7.7	6.1	26.2%	21.7	20.4	6.4%
Energy	5.2	4.3	20.9%	15.2	18.0	(15.6)%
Other	19.8	13.9	42.4%	45.9	52.2	(12.1)%
Total	$87.2	$79.6	9.5%	$248.8	$256.7	(3.1)%
Advanced Materials
Consumer Electronics	$21.3	$20.3	4.9%	$62.4	$65.4	(4.6)%
Industrial Components	5.8	4.9	18.4%	16.6	16.4	1.2%
Medical	3.0	3.1	(3.2)%	8.7	8.3	4.8%
Automotive Electronics	—	—	—%	—	—	—%
Defense	1.6	1.5	6.7%	4.9	5.0	(2.0)%
Telecom Infrastructure	1.5	2.1	(28.6)%	6.3	7.5	(16.0)%
Energy	2.9	3.7	(21.6)%	9.3	11.5	(19.1)%
Other	9.9	8.9	11.2%	26.9	28.9	(6.9)%
Total	$46.0	$44.5	3.4%	$135.1	$143.0	(5.5)%
Other
Consumer Electronics	$5.2	$4.3	20.9%	$14.5	$13.9	4.3%
Industrial Components	0.8	0.8	—%	2.8	2.3	21.7%
Medical	13.3	14.4	(7.6)%	39.8	41.1	(3.2)%
Automotive Electronics	0.7	0.8	(12.5)%	2.1	3.2	(34.4)%
Defense	3.4	3.1	9.7%	10.1	8.9	13.5%
Telecom Infrastructure	—	—	—%	—	—	—%
Energy	—	—	—%	—	—	—%
Other	0.4	1.3	(69.2)%	1.6	4.7	(66.0)%
Total	$23.8	$24.7	(3.6)%	$70.9	$74.1	(4.3)%